The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 5, 2022.

FINANCIAL PRODUCTS

Preliminary Pricing Supplement No. G352

To the Underlying Supplement dated May 2, 2022,

Product Supplement No. I-G dated February 4, 2022,

Prospectus Supplement dated June 18, 2020 and

Prospectus dated June 18, 2020

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 July 5, 2022
$ CS Notes due July 29, 2027 Linked to the Performance of the Credit Suisse RavenPack News Algo Index
•	Investors will not receive any interest or dividend payments.

•	The securities are linked to the Credit Suisse RavenPack News Algo Index (the “Underlying”), which is designed to provide exposure to a hypothetical portfolio while targeting a realized daily volatility of 5%. The Underlying’s hypothetical portfolio may, under certain circumstances include both:

•	equity exposure, in the form of large-cap U.S. equities included in the Credit Suisse RavenPack AIS Index described in this pricing supplement and the accompanying underlying supplement: and

•	fixed income exposure, in the form of U.S. Treasury note futures contracts tracked by the Fixed Income Indices described in this pricing supplement and the accompanying underlying supplement.

•	At maturity, if the Final Level is greater than the Initial Level, investors will receive the principal amount of their investment plus a return based on the leveraged upside performance of the Underlying. If the Final Level is equal to or less than the Initial Level, investors will receive the principal amount of their investment.

•	Senior unsecured obligations of Credit Suisse maturing July 29, 2027. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities is expected to be determined on or about July 25, 2022 (the “Trade Date”), and the securities are expected to settle on or about July 28, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $962.50 per $1,000 principal amount of securities.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $37.50 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $920 and $960 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)).  This range of estimated values reflects terms that are not yet fixed.  A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

July , 2022

Key Terms

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Underlying

The securities are linked to the performance of the Credit Suisse RavenPack News Algo Index. Credit Suisse International (“CSI”), an affiliate of ours, is the “Index Calculation Agent” and the “Index Sponsor.” For more information on the Underlying, see “The Underlying” herein and “The Credit Suisse RavenPack News Algo Index” in the accompanying underlying supplement. The Underlying is identified in the table below, together with its Bloomberg ticker symbol and Initial Level (to be determined on the Trade Date):

Underlying	Ticker	Initial Level
Credit Suisse RavenPack News Algo Index	CSRPNEWS <Index>

Upside Participation Rate

Expected to be at least 350% (to be determined on the Trade Date).

Redemption Amount

At maturity, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Security Performance Factor

The Security Performance Factor is expressed as a percentage and is calculated as follows:

•	If the Final Level is greater than the Initial Level, the Security Performance Factor will equal the product of (i) the Upside Participation Rate and (ii) the Underlying Return.

•	If the Final Level is equal to or less than the Initial Level, the Security Performance Factor will equal zero.

Underlying Return

An amount calculated as follows:

Final Level – Initial Level

Initial Level

Initial Level

The closing level of the Underlying on the Trade Date. In the event that the closing level of the Underlying is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.

Final Level

The closing level of the Underlying on the Valuation Date.

CS Notes          1

Trade Date	Expected to be July 25, 2022
Settlement Date	Expected to be July 28, 2022
Valuation Date	July 26, 2027	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date	July 29, 2027	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to any issuance of securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the Calculation Agent and will equal, for each security, the amount to be received on the Maturity Date, calculated as though the date of acceleration were the Valuation Date.

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22553QCB1

CS Notes          2

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated May 2, 2022, the product supplement dated February 4, 2022, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated May 2, 2022:

https://www.sec.gov/Archives/edgar/data/1053092/000095010322007546/dp172221_424b2-ravenpack.htm

•	Product Supplement No. I-G dated February 4, 2022:

https://www.sec.gov/Archives/edgar/data/1053092/000095010322002045/dp166589_424b2-ig.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, the product supplement, the prospectus supplement or the prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

CS Notes          3

Hypothetical Redemption Amounts at Maturity

The table and examples below make the following assumptions and illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of performance of the Underlying. The actual Upside Participation Rate will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on the Final Level. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Upside Participation Rate	350%

TABLE: Hypothetical Redemption Amounts

Underlying Return	Security Performance Factor	Redemption Amount per $1,000 Principal Amount of Securities
100%	350%	$4,500
90%	315%	$4,150
80%	280%	$3,800
70%	245%	$3,450
60%	210%	$3,100
50%	175%	$2,750
40%	140%	$2,400
30%	105%	$2,050
20%	70%	$1,700
10%	35%	$1,350
5%	17.50%	$1,175
0%	0%	$1,000
−10%	0%	$1,000
−20%	0%	$1,000
−30%	0%	$1,000
−40%	0%	$1,000
−50%	0%	$1,000
−60%	0%	$1,000
−70%	0%	$1,000
−80%	0%	$1,000
−90%	0%	$1,000
−100%	0%	$1,000

CS Notes          4

Examples

The following examples illustrate how the Redemption Amount is calculated.

1.	The Underlying increases by 20% from the Initial Level to the Final Level.

Underlying	Final Level
Underlying A	120% of Initial Level

Because the Final Level is greater than the Initial Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Upside Participation Rate × Underlying Return
= 350% × 20%
= 70%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1.70
= $1,700

Because the Final Level is greater than the Initial Level, the Security Performance Factor is equal to the Underlying Return times the Upside Participation Rate, and investors would receive a Redemption Amount of $1,700 per $1,000 principal amount of securities.

2.	The Underlying decreases by 10% from the Initial Level to the Final Level.

Underlying	Final Level
Underlying A	90% of Initial Level

Because the Final Level is equal to or less than the Initial Level, the Redemption Amount is determined as follows:

Security Performance Factor	= 0%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 1
= $1,000

Because the Final Level is equal to or less than the Initial Level, the Security Performance Factor is equal to zero. In this case, investors would receive a Redemption Amount of $1,000 per $1,000 principal amount of securities.

CS Notes          5

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Selected Risk Considerations” section of the accompanying underlying supplement and the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

THE SECURITIES DO NOT PAY INTEREST

We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount is based on the performance of the Underlying. Even if the Redemption Amount is greater than the principal amount of your securities, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

THE PROBABILITY THAT THE SECURITY PERFORMANCE FACTOR WILL BE ZERO WILL DEPEND ON THE VOLATILITY OF THE UNDERLYING

“Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level could be less than the Initial Level, and that you would receive only the principal amount of $1,000 for each $1,000 principal amount of securities. The terms of the securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying could fall sharply and you could receive only the principal amount of $1,000 for each $1,000 principal amount of securities.

Risks Relating to the Underlying

THE UNDERLYING HAS LIMITED HISTORY AND MAY PERFORM IN UNEXPECTED WAYS

The Underlying was launched on April 29, 2022. Because the Underlying is of recent origin with limited performance history, an investment linked to the Underlying may involve a greater risk than an investment linked to one or more underlyings with an established record of performance. You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the levels of the Underlying is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

BACK-TESTED PERFORMANCE INFORMATION IS SUBJECT TO LIMITATIONS

CS Notes          6

The Underlying was launched on April 29, 2022. Therefore, performance information prior to such date has been back-tested. In addition to the fact that past performance is not a guarantee of future performance, back-tested performance information in particular is subject to significant limitations, including:

•	The Index Sponsor developed the rules of the Underlying with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Underlying’s rules would have caused the Underlying to perform had it existed during the back-tested period. The fact that the Underlying generally appreciated over a given back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Underlying’s methodology.

•	The back-tested performance of the Underlying might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the back-tested performance information are not necessarily representative of the market conditions that will exist in the future.

•	Because the component indices were not published during the entire period for which the Index Sponsor has prepared back-tested performance information, the back-tested closing levels have been calculated by the Index Sponsor based in part on back-tested levels of the component indices that were prepared by the Index Sponsor.

•	The closing level of the Underlying was set equal to 100 on September 2, 2005 (the “Start Date”). The Index Calculation Agent has retrospectively computed the closing level of the Underlying (i) during the period from the Start Date to January 3, 2022 (the “Switch Date”) by reference to 3-month USD LIBOR for the equity component and (ii) on and after the Switch Date by reference to a Reference Rate of SOFR plus a fixed spread of 0.26161% for the equity component. Therefore, an additional limitation of the back-tested historical performance of the Underlying prior to the Switch Date is that the back-tested historical performance reflects a different Reference Rate than the Reference Rate used by the Underlying.

The composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of LIBOR. While SOFR is a secured rate, LIBOR is an unsecured rate, and while SOFR is an overnight rate, LIBOR represents interbank funding for a specified term.

It is impossible to predict whether the Underlying will rise or fall. The actual future performance of the Underlying may bear no relation to the historical or back-tested levels of the Underlying.

AN INDEX FEE OF 0.75% PER ANNUM IS DEDUCTED IN THE CALCULATION OF THE UNDERLYING

The index fee will place a drag on the performance of the Underlying, offsetting any appreciation of its portfolio, exacerbating any depreciation of its portfolio and causing the level of the Underlying to decline steadily if the value of its portfolio remains relatively constant. The Underlying will not participate in any appreciation of its portfolio unless it is sufficiently great to offset the negative effects of the index fee, and then only to the extent that the favorable performance of its portfolio is greater than the index fee (and subject to the volatility-targeting feature). As a result of this deduction, the level of the Underlying may decline even if its portfolio appreciates.

THE EQUITY INDEX REFLECTS THE DAILY DEDUCTION OF A NOTIONAL FINANCING COST EQUAL TO SOFR PLUS THE FIXED SPREAD

The equity index component of the Underlying (the “Equity Index”) (as described in “The Underlying” herein) applies a daily deduction (the “Reference Rate”) equal to (i) 3-month USD LIBOR during the period from the Start Date to January 3, 2022 (the “Switch Date”) and (ii) SOFR plus a fixed spread of 0.26161% on and after the Switch Date to the Credit Suisse RavenPack AIS Index. The Reference Rate will place a drag on the performance of the Equity Index, and therefore the Underlying, causing its level to decline if the value of its portfolio remains relatively constant.  The Underlying will not reflect any appreciation of its portfolio unless it is sufficiently great to offset the negative effects of the index fee, and then only to the extent that the favorable performance of its portfolio is greater than the index fee (and subject to the volatility-targeting feature). As a result of this deduction, the level of the Underlying may decline even if its portfolio appreciates, which would adversely affect the value of your securities.

THE REFERENCE RATE IS CALCULATED BY REFERENCE TO SOFR, WHICH HAS LIMITED HISTORY AND MAY PERFORM IN UNEXPECTED WAYS

CS Notes          7

The Federal Reserve Bank of New York (“FRBNY”) started publishing SOFR on April 3, 2018. The FRBNY (or a successor), as administrator of SOFR may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibilty criteria applicable to the transactions used to calucluate SOFR, or timing related to the publication of SOFR. The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SOFR.

THE UNDERLYING MAY FAIL TO MAINTAIN ITS VOLATILITY TARGET AND MAY EXPERIENCE LARGE DECLINES AS A RESULT

Because this exposure adjustment is backward-looking based on realized volatility over a prior period, because past volatility may not be predictive of future volatility and because there is a time lag between when volatility occurs and when the Underlying rebalances its portfolio, there may be a time lag before a sudden increase in the volatility of the portfolio of component indices is sufficiently reflected in the exposure to the portfolio of component indices to result in a meaningful reduction in realized volatility. In the meantime, the Underlying may experience significantly more than 5% volatility and, if the increase in volatility is accompanied by a decline in the value of the portfolio of component indices, the Underlying may incur significant losses.

THE VOLATILITY-TARGETING FEATURE MAY CAUSE THE UNDERLYING TO PERFORM POORLY IN TEMPORARY MARKET CRASHES

The Underlying may not meaningfully reduce its exposure to the Underlying’s hypothetical portfolio until a crash has already occurred, and by the time the reduced exposure does take effect, the recovery may have already begun. In this circumstance, although the value of the Underlying’s hypothetical portfolio after the recovery may return to its value before the crash, the level of the Underlying may not fully recover its losses. This is because of the time lag that results from using historical realized volatility as the basis for the Underlyings’s volatility-targeting feature. Because of the time lag, the Underlying may not meaningfully reduce its exposure to the Underlyings’s hypothetical portfolio until the crash has already occurred, and by the time the reduced exposure does take effect, the recovery may have already begun. In such a scenario, the Underlying could end up significantly lower after the crash and recovery than it was before the crash, which would adversely affect the value of your securities.

THE VOLATILITY-TARGETING FEATURE COULD CAUSE THE UNDERLYING TO SIGNIFICANTLY UNDERPERFORM ITS PORTFOLIO IN RISING EQUITY MARKETS

The Underlying will have less than 100% exposure to the Underlying’s hypothetical portfolio at any time when realized volatility of the Underlying’s hypothetical portfolio is greater than the Underlying’s volatility target of 5%.  An exposure of less than 100% would mean that the Underlying will participate in less than the full performance of the Underlying’s hypothetical portfolio, and the difference between 100% and that exposure would be hypothetically allocated to non-remunerating cash, on which no interest or other return will accrue. This limited exposure to the performance of the Underlying’s hypothetical portfolio means that the Underlying is likely to underperform the Underlying’s hypothetical portfolio in rising equity markets. The index fee will exacerbate this underperformance.

THE UNDERLYING’S VOLATILITY TARGET IS ARBITRARY

The Underlying’s target realized volatility of 5% is one of many volatility targets that CSI could have selected and may not be the optimal target volatility for the Underlying.

THE UNDERLYING’S DECAY FACTORS ARE ARBITRARY

The Underlying calculates two exponential moving averages of the variance of the Credit Suisse RavenPack AIS Index using a decay factor of 0.93 or 0.97. Approximately 99% of the weight included in an exponential moving average is derived (i) from the previous 64 trading days if the decay factor is 0.93 and (ii) from the previous 152 trading days if the decay factor is 0.97. However, these two decay factors were chosen arbitrarily by Credit Suisse out of many decay factors that Credit Suisse could have selected, and may not be the optimal decay factors to use for the Underlying. The Underlying may perform worse than if Credit Suisse had chosen different decay factors.

CALCULATING THE PRELIMINARY WEIGHT OF THE CREDIT SUISSE RAVENPACK AIS INDEX IN THE UNDERLYING’S PORTFOLIO BASED ON THE ARITHMETIC AVERAGE OF THE SHORT-TERM AND LONG-TERM REALIZED VOLATILITIES OF THE CREDIT SUISSE RAVENPACK AIS INDEX IS ARBITRARY

We refer to the realized volatility (the square root of the applicable variance) calculated using the decay factor of 0.93 as the “short-term realized volatility” and the realized volatility calculated using the decay factor of 0.97 as the “long-term realized volatility,” calculated on an annualized basis. In calculating the

CS Notes          8

preliminary weight of the Equity Index in the Underlying’s portfolio, the Underlying uses the average of these two different methods to calculate the historical realized volatility of the Credit Suisse RavenPack AIS Index to average out the risk that the long-term realized volatility is meaningfully different from the short-term realized volatility. For the purpose of determining the asset allocation of the portfolio, the historical realized volatility of the Credit Suisse RavenPack AIS Index on each day is equal to the arithmetic average of the short-term and long-term realized volatilities of the Credit Suisse RavenPack AIS Index on such day. However, this averaging of short-term realized volatility and long-term realized volatility is arbitrary and may dampen or heighten the calculated realized volatility of the Credit Suisse RavenPack AIS Index compared to other methods of calculating volatility such as implied volatility, which is an estimation of future volatility and may better reflect market volatility expectation.

There are measurements that the Underlying will deem to be meaningful to the index methodology that would not be deemed meaningful if the Underlying used a different method of calculating volatility. Alternatively, the Underlying may be overly restrictive and treat as meaningful changes in volatility that in fact contain meaningful information. In this latter case, the Underlying may retain exposure to the Equity Index after other methods would have dictated allocating exposure to the Fixed Income Indices. Any fixed rule for determining a change to the portfolio of the Underlying will necessarily be a blunt tool and, accordingly, may have a high rate of inaccuracy. The particular ways in which the Underlying operates may produce a lower return than other rules that could have been adopted for the identification of the volatility of the Equity Index. There is nothing inherent in the particular methodology used by the Underlying that makes it a more or less accurate predictor of the volatility of the Equity Index. It is possible that the rules used by the Underlying may not identify the volatility of the Equity Index as effectively as other rules that might have been adopted, or at all.

A SIGNIFICANT PORTION OF THE UNDERLYING MAY BE HYPOTHETICALLY ALLOCATED TO NON-REMUNERATING CASH, WHICH MAY DAMPEN RETURNS

At any time when the Underlying has less than 100% exposure to the Underlying’s hypothetical portfolio, a portion of the Underlying (corresponding to the difference between the exposure to the Underlying’s hypothetical portfolio and 100%) will be hypothetically allocated to non-remunerating cash and will not accrue any interest or other return. A significant hypothetical allocation to cash will significantly reduce the Underlying’s potential for gains. In addition, the index fee will be deducted from the entire Underlying, including the portion hypothetically allocated to non-remunerating cash. As a result, after taking into account the deduction of the index fee, any portion of the Underlying that is hypothetically allocated to non-remunerating cash will experience a net decline at a rate equal to the index fee.

PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE AND THERE IS NO ASSURANCE THAT THE STRATEGIES ON WHICH THE UNDERLYING IS BASED WILL BE SUCCESSFUL

We cannot predict the future performance of the Underlying and there is no assurance that the strategy on which the Underlying is based will be successful in producing positive returns.

THERE CAN BE NO ASSURANCE THAT THE PERFORMANCE OF THE UNDERLYING OVER TIME WILL APPROXIMATE THE RETURN OF THE RELEVANT STRATEGY OR ANY OTHER STRATEGY

The composition of the Underlying at any time is determined by the allocation methodology, and is not actively managed by the Index Sponsor. There can be no assurance that the performance of the Underlying over time will approximate the return of the relevant strategy or any other strategy.

ADJUSTMENTS TO THE UNDERLYING, ITS COMPONENT INDICES OR TO THE STOCKS OR U.S. TREASURY NOTE FUTURES CONTRACTS INCLUDED IN THE COMPONENT INDICES COULD ADVERSELY AFFECT THE SECURITIES

The Index Sponsor is responsible for calculating and maintaining the Underlying. The Index Sponsor can make methodological changes that could change the level of the Underlying at any time. The Index Sponsor may discontinue or suspend calculation or dissemination of the Underlying.

If one or more of these events occurs, the calculation of any amount payable on the securities could be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable on the securities. All determinations and adjustments to be made by the Index Calculation Agent with respect to the level of the Underlying may be made in the Index Calculation Agent’s reasonable discretion. The Index Calculation Agent will make all determinations and adjustments such that, to the greatest extent possible in the Index Calculation Agent’s reasonable discretion, the fundamental economic terms of the Underlying are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments.

CS Notes          9

THE UNDERLYING WILL BE CALCULATED PURSUANT TO A SET OF FIXED RULES AND WILL NOT BE ACTIVELY MANAGED. IF THE UNDERLYING PERFORMS POORLY, THE INDEX SPONSOR WILL NOT CHANGE THE RULES IN AN ATTEMPT TO IMPROVE PERFORMANCE

The Underlying is not actively managed. If the relevant rules-based investment methodology tracked by an index performs poorly, the Index Sponsor will not change the rules in an attempt to improve performance. Accordingly, an investment in securities linked to an index is not like an investment in a mutual fund. Unlike a mutual fund, which could be actively managed by the fund manager in an attempt to maximize returns in changing market conditions, the index rules will remain unchanged, even if those rules might prove to be ill-suited to future market conditions.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYING AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Underlying. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Component Indices

THE UNDERLYING IS EXPOSED TO RISKS RELATED TO THE COMPONENT INDICES

The Underlying’s performance will be directly affected by the performance of the component indices and the risks related to the component indices.

THE UNDERLYING’S ALLOCATION METHODOLOGY MAY NOT BE SUCCESSFUL IF THE CREDIT SUISSE RAVENPACK AIS INDEX AND THE FIXED INCOME INDICES DECLINE AT THE SAME TIME

If the Credit Suisse RavenPack AIS Index and the Fixed Income Indices tend to decline at the same time—in other words, if they prove to be positively correlated—the Underlying’s allocation methodology will not be successful, and the Underlying may experience significant declines.

THE UNDERLYING MAY HAVE SIGNIFICANT EXPOSURE TO THE FIXED INCOME INDICES, WHICH HAVE LIMITED RETURN POTENTIAL AND SIGNIFICANT DOWNSIDE POTENTIAL, PARTICULARLY IN TIMES OF RISING INTEREST RATES

The Fixed Income Indices offer only limited return potential, which in turn limits the return potential of the Underlying. The U.S. Treasury note futures contracts included in the Fixed Income Indices track the value of futures contracts on U.S. Treasury notes, which may be subject to significant fluctuations and declines. In particular, the value of a futures contract on a U.S. Treasury note is likely to decline if there is a general rise in interest rates. To the extent the Underlying is allocated to the Fixed Income Indices, you could suffer a loss in such market conditions.

RAVENPACK EXERCISED DISCRETION IN DEVELOPING THE RPNA ALGORITHM

The way the RPNA Algorithm processes news items reflects decisions RavenPack made about the RPNA Algorithm’s construction. The rules RavenPack created for the RPNA Algorithm may not be the optimal rules for determining the sentiment of news items. Discretionary judgments by RavenPack in the development of the RPNA Algorithm may cause the RPNA Algorithm to overestimate, underestimate or misjudge the impact of news items on the performance of a component stock, which may adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

NEWS ITEMS USED TO CALCULATE THE UNDERLYING MAY BE INCOMPLETE, BIASED OR INACCURATE

The Credit Suisse RavenPack AIS Index and related sector weightings are calculated based on RPNA Algorithm scores assigned to a limited number of news items. Any news items used to calculate the Credit Suisse RavenPack AIS Index and related sector weightings may contain misstatements, inaccuracies or omissions, which may be material to the performance of the relevant issuer. Furthermore, any news items used to calculate the Credit Suisse RavenPack AIS Index and related sector weightings may include derivative coverage of primary releases by corporate issuers or public agencies (in lieu of such primary releases), as well as articles written by opinion journalists, which may lack objectivity. Inaccurate or biased reporting, as well as the omission of news items produced by alternative news

CS Notes          10

sources, may impact the quarterly weightings of the S&P sector indices. Any of these limitations could adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

THE SCORING AND CLASSIFICATION OF NEWS ITEMS MAY BE MATERIALLY INACCURATE

The scoring and classification of news items about individual companies (or their affiliates) by the RPNA Algorithm may not accurately reflect the impact such news items have on the performance of an S&P sector index as a whole, which may adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

THE CREDIT SUISSE RAVENPACK AIS INDEX IS CALCULATED BASED ON THIRD-PARTY DATA, WHICH MAY BECOME UNAVAILABLE

The RPNA Algorithm is owned and operated by RavenPack, which is not affiliated with Credit Suisse.

YOU WILL NOT BENEFIT FROM ANY UPDATES TO THE RPNA ALGORITHM

Any improvements or refinements to the RPNA Algorithm that are published after Version 4.0 will not be reflected in the Underlying.

USE OF RAVENPACK DATA BY THIRD PARTIES MAY ADVERSELY AFFECT THE PERFORMANCE OF THE CREDIT SUISSE RAVENPACK AIS INDEX

The RPNA Algorithm is owned and operated by RavenPack, which is not affiliated with Credit Suisse. The scores assigned to news items by the RPNA Algorithm may become temporarily unavailable due to data outages resulting from external factors or technical malfunctions in the RPNA Algorithm’s software, which may prevent the RPNA Algorithm from producing such scores in a timely manner and, thus, may prevent Credit Suisse from calculating the Underlying as anticipated. The temporary unavailability of data produced by the RPNA Algorithm may result in Credit Suisse International postponing publication of the Underlying or Credit Suisse International exercising its discretion, as Index Calculation Agent, to determine the level of the Underlying, and any such postponement or exercise of discretion by the Index Calculation Agent may be adverse to your interests as a holder of the securities. Furthermore, such scores may become permanently unavailable if, for instance, the sources that publish news items used to calculate the Underlying are discontinued or if our annual license to use data produced by the RPNA Algorithm is not renewed, in which case the method of calculating the Underlying could be materially altered in the Index Calculation Agent’s sole discretion and/or the calculation of the Underlying could be suspended. Any such loss of Credit Suisse’s ability to use RPNA Algorithm scores in calculating the Underlying, whether on a temporary or permanent basis, could adversely affect the performance of the Underlying, and therefore the value of your securities.

BECAUSE OF ARBITRARY METHODOLOGICAL RULES, THE CREDIT SUISSE RAVENPACK AIS INDEX EXCLUDES NEWS ITEMS THAT MAY BE SIGNIFICANT TO THE PERFORMANCE OF COMPANIES IN THE S&P SECTOR INDICES

Due to arbitrary methodological rules, the news items considered by the Credit Suisse RavenPack AIS Index may not include all news items that are relevant to the performance of companies in the S&P sector indices. For example, an event that is not detected in the headline of a news item by the RPNA Algorithm will not be considered by the Credit Suisse RavenPack AIS Index, even if such event is covered in the body of such news item. There is nothing inherent in the particular methodology used by the Credit Suisse RavenPack AIS Index that makes it a more or less accurate selector of news items that are relevant to the performance of companies in the S&P sector indices. It is possible that the rules used by the Credit Suisse RavenPack AIS Index may not identify significant news items as effectively as other rules that might have been adopted. The Underlying will perform differently, and possibly worse, than if Credit Suisse has chosen different rules relating to the selection of news items.

YOU WILL NOT HAVE ANY RIGHTS IN ANY STOCKS OR U.S. TREASURY NOTE FUTURES CONTRACTS INCLUDED IN THE COMPONENT INDICES

The securities will be paid in cash, and you will have no right to receive any payment or delivery in respect of any stocks or U.S. Treasury note futures contracts.

YOU WILL HAVE NO RIGHTS AGAINST THE ENTITIES WITH DISCRETION OVER THE UNDERLYING OR THE STOCKS OR U.S. TREASURY NOTE FUTURES CONTRACTS INCLUDED IN THE COMPONENT INDICES

As an owner of the securities, you will have no rights against the Index Sponsor or the Index Calculation Agent even though the amount you receive at maturity or upon repurchase of your securities by Credit Suisse will depend on the level of the Underlying.

CS Notes          11

OWNING THE SECURITIES IS NOT THE SAME AS DIRECTLY OWNING THE STOCKS OR U.S. TREASURY NOTE FUTURES CONTRACTS INCLUDED IN THE COMPONENT INDICES

For example, as an investor in the securities, you will not have rights to receive dividends or other distributions or any other rights, including voting rights, with respect to any stocks included in any index.

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN STOCKS OR FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES

Stock markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. These circumstances could adversely affect the level of the indices and therefore the value of the securities.

Risks Relating to the Issuer

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlying and the component indices. We or our affiliates may also trade instruments related to the Underlying and/or the component indices from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In addition, an affiliate of ours, Credit Suisse International, is the Index Calculation Agent and Index Sponsor for the Underlying. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Because our affiliates are initially acting as the Index Calculation Agent and as the Index Sponsor, potential conflicts of interest may exist between our affiliates and you, including with respect to certain determinations and judgements that they must make in determining amounts due to you at maturity or the composition or methodology of the Underlying.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

CS Notes          12

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlying;

•	the time to maturity of the securities;

•	market prices of the U.S Treasury notes on which the futures contracts included in the component indices are based;

•	the dividend rate on the equity securities included in the component indices;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the equity securities or U.S. Treasury note futures contracts included in the component indices or markets generally and which may affect the level of the Underlying; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”).  If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

CS Notes          13

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness.  In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them.  Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

CS Notes          14

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

CS Notes          15

The Underlying

We have derived all disclosure contained in this Pricing Supplement and the underlying supplement regarding the Underlying, including, without limitation, its make-up, method of calculation and changes to its components, from information prepared by CSI, information provided by RavenPack and from publicly available information. We are not affiliated with and have no ability to control or predict the actions of RavenPack. The scores produced by the RPNA Algorithm that are used in calculating the Credit Suisse RavenPack AIS Index, as well as the methodology for analyzing news items and producing such data, are proprietary to RavenPack and confidential. Neither we nor any of our affiliates assumes any responsibility for the accuracy or adequacy of any information from RavenPack or contained in any public disclosure of information.

Overview

The Underlying is designed to provide exposure to a hypothetical portfolio (consisting of the Equity Index and a momentum strategy-driven allocation of the Fixed Income Indices), while targeting a realized daily volatility of 5%. The Underlying’s hypothetical portfolio may, under certain circumstances, include both:

•	equity exposure, in the form of large-cap U.S. equities included in an excess return version of the Credit Suisse RavenPack AIS Index; and

•	fixed income exposure, in the form of U.S. Treasury note futures contracts tracked by the Credit Suisse 10-Year U.S. Treasury Note Futures Index (the “10Y Fixed Income Index”) and the Credit Suisse 2-Year U.S. Treasury Note Futures Index (the “2Y Fixed Income Index”) (each, a “Fixed Income Index,” and together, the “Fixed Income Indices”).

The Underlying is meant to represent an unfunded (excess return) exposure to the Credit Suisse RavenPack AIS Index and the Fixed Income Indices.

The Credit Suisse RavenPack AIS Index is composed of at least four of the eleven industry-specific sub-indices of the S&P 500® Index. The Credit Suisse RavenPack AIS Index selects these sub-indices for inclusion based on a quarterly measurement of the “sentiment” relating to earnings and revenues toward each of the eleven sub-indices. “Sentiment” is measured by an algorithm developed by RavenPack that is designed to assign scores to news items. While the algorithm assigns many different types of scores to news items, the Credit Suisse RavenPack AIS Index uses three of these scores that are on a scale from zero to 100 that are meant to reflect the “relevance,” “novelty” and “sentiment” of the news items in relation to the companies discussed in such news item. Using these scores, the Credit Suisse RavenPack AIS Index selects the most relevant and most novel news items with significant positive or negative “sentiment” in relation to earnings or revenues of the companies in a particular sector and calculates the “sentiment” for such sector based on the “sentiment” scores given to the selected news items. Because the algorithm does not aim to comprehend news items, it cannot necessarily predict human or the market classification or sentiment of a particular news item. For example, the algorithm might not process enthusiasm, nuance, sarcasm, satire or other types of writing that a human could understand. The algorithm also does not learn from news items it processes or adapt to its environment and, as a static algorithm, will continue to use the same mathematical rules to process news items, even as news develops over time.

The Equity Index is an excess return version of the Credit Suisse RavenPack AIS Index, reflecting the performance of the Credit Suisse RavenPack AIS Index less a deemed borrowing cost calculated based on SOFR, plus a fixed spread of 0.26161%. The fixed spread amount corresponds to the long-term spread adjustment value for 3-month USD LIBOR published by Bloomberg as vendor for the fallbacks in ISDA documentation in March 2021. Calculation of the Equity Index is described in greater detail under “The Equity Index” in the accompanying underlying supplement.

Depending on market conditions, the Underlying may allocate exposure to one or both Fixed Income Indices that track the performance of notional long investments in two- and ten-year U.S. Treasury note futures contracts. U.S. Treasury notes are United States government debt securities issued by the United States Treasury. These indices are described in greater detail in “The Fixed Income Indices” in the accompanying underlying supplement.

CS Notes          16

The Index Calculation Agent deducts an index fee in the calculation of the Underlying. The index fee is deducted from the daily performance of the Underlying at a rate of 0.75% per annum. The annualized index fee reduces the level of the Underlying.

For additional information on the Underlying, see “The Credit Suisse RavenPack News Algo Index” in the accompanying underlying supplement.

CS Notes          17

Back-Tested and Actual Historical Information

The following graph sets forth the performance of the Underlying based on the back-tested closing levels of the Underlying from January 3, 2017 through April 28, 2022 and the actual historical closing levels from April 29, 2022 through June 30, 2022. The red vertical line on the graph indicates the inception date of the Underlying.

The closing level of the Underlying was set equal to 100 on September 2, 2005 (the “Start Date”). The Index Calculation Agent began computing the closing level of the Underlying on a live basis on April 29, 2022. The Index Calculation Agent has retrospectively computed the closing level of the Underlying (i) during the period from the Start Date to January 3, 2022 (the “Switch Date”) by reference to 3-month USD LIBOR for the equity component and (ii) on and after the Switch Date by reference to a Reference Rate of SOFR plus a fixed spread of 0.26161% for the equity component.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the levels of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

Limitations of Back-Tested Performance Information

The Underlying was launched on April 29, 2022. Therefore, performance information in the following graph prior to such date has been back-tested. In addition to the fact that past performance is not a guarantee of future performance, back-tested performance information in particular is subject to significant limitations, including:

•	The Index Sponsor developed the rules of the Underlying with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Underlying’s rules would have caused the Underlying to perform had it existed during the back-tested period. The fact that the Underlying generally appreciated over a given back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Underlying’s methodology.

•	The back-tested performance of the Underlying might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the back-tested performance information are not necessarily representative of the market conditions that will exist in the future.

•	Because the component indices were not published during the entire period for which the Index Sponsor has prepared back-tested performance information, the back-tested closing levels have been calculated by the Index Sponsor based in part on back-tested levels of the component indices that were prepared by the Index Sponsor.

•	The closing level of the Underlying was set equal to 100 on September 2, 2005 (the “Start Date”). The Index Calculation Agent has retrospectively computed the closing level of the Underlying (i) during the period from the Start Date to January 3, 2022 (the “Switch Date”) by reference to 3-month USD LIBOR for the equity component and (ii) on and after the Switch Date by reference to a Reference Rate of SOFR plus a fixed spread of 0.26161% for the equity component. Therefore, an additional limitation of the back-tested historical performance of the Underlying prior to the Switch Date is that the back-tested historical performance reflects a different Reference Rate than the Reference Rate used by the Underlying.

The composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of LIBOR. While SOFR is a secured rate, LIBOR is an unsecured rate, and while SOFR is an overnight rate, LIBOR represents interbank funding for a specified term.

It is impossible to predict whether the Underlying will rise or fall. The actual future performance of the Underlying may bear no relation to the historical or back-tested levels of the Underlying.

For additional information on the Underlying, see “The Credit Suisse RavenPack News Algo Index” in the accompanying underlying supplement.

CS Notes          18

The closing level of the Credit Suisse RavenPack News Algo Index on June 30, 2022 was 235.0103.

CS Notes          19

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Contingent Payment Debt Instruments,” and the remaining discussion assumes that this treatment of the securities is respected.

If you are a U.S. Holder, you will be required to recognize interest income during the term of the securities at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities.  We are required to construct a “projected payment schedule” in respect of the securities representing a payment the amount and timing of which would produce a yield to maturity on the securities equal to the comparable yield.  Assuming you hold the securities until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the securities mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the securities at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the securities prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the securities.  Your adjusted tax basis will equal your purchase price for the securities, increased by interest previously included in income on the securities.  Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the security and as capital loss thereafter.

We will determine the comparable yield for the securities and will provide that comparable yield, and the projected payment schedule, in the final pricing supplement for the securities.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.

Non-U.S. Holders

Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the securities.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Treasury regulations under Section 871(m), as modified by an Internal Revenue Service (the “IRS”) notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the

CS Notes          20

Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

CS Notes          21

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $37.50 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

CS Notes          22

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